Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION ANNOUNCES MANAGEMENT CHANGES AND

FORMATION OF PROLIEVE AND ONCOLOGY DIVISIONS

Columbia, MD, September 7, 2006 – CELSION CORPORATION (AMEX:CLN) today announced that Lawrence Olanoff, M.D., Ph.D., its President and Chief Executive Officer has tendered his resignation from executive management effective October 6, 2006 to return to Forest Laboratories Inc. as President and Chief Operating Officer. Dr. Olanoff will continue to serve as a member of Celsion’s Board of Directors. Anthony P. Deasey, Celsion’s Executive Vice President, Chief Operating Officer and Chief Financial Officer has been named as Interim Chief Executive Officer of Celsion during the transitional period while a permanent Chief Executive Officer is recruited. He will also be appointed to Celsion’s Board of Directors.

Max Link, Ph.D., Chairman of the Board, commented, “We greatly appreciate the efforts of Dr. Olanoff in implementing Celsion’s strategy to become solely an oncology drug development enterprise. Dr. Olanoff focused the Company’s drug development program putting together a team of experienced scientists who will continue to lead the ongoing oncology programs into later stage clinical trials. Further, as part of this strategy we have created the Prolieve Division that will focus entirely on servicing its partner Boston Scientific.” Dr. Link added, “We are pleased to announce the appointment of Mr. Deasey as the Interim Chief Executive. Tony has served the company well over the last several years and we are confident that he will capably lead the management team until we find a permanent President and Chief Executive Officer to lead Celsion as an oncology drug development company.”

Gary W. Pace, PhD and Kris Venkat, PhD, members of Celsion’s Board of Directors, will actively assist executive management during the transition period. Both Drs. Pace and Venkat have extensive pharmaceutical development and business expertise to contribute to this effort. As part of the goal of establishing a separate oncology drug development business, and advancing the current drug development program, William Hahne, M.D., who is currently Vice President Clinical and Medical Affairs, will be promoted to the newly established position of Vice President of Research and Development. Dr. Hahne joined Celsion in January, 2006 having been previously involved in oncology drug development while at Curagen and Marion Merrill Dow. Tony Deasey will also assume the position of President of the Prolieve Division.

Dr. Olanoff stated, “For personal and professional reasons, I have decided to return to Forest Laboratories Inc. Although, I am sad to be leaving Celsion at this juncture in its transformation to an oncology drug development company, I am pleased with the progress the development team at Celsion has achieved, especially this past year, with the completion of recruitment of senior staff in all key development disciplines. We have two ThermoDox™ Phase I cancer programs underway with dedicated academic investigators as contributors; one is nearing completion and recruitment in the second is progressing well. The Company is planning to announce a third clinical indication for ThermoDox within the next few months. Also, waiting in the wings is the potential of an entirely new pre-IND development program involving the encapsulation of a different antineoplastic agent in a separate heat sensitive liposome product. We have successfully sought out working arrangements with a wide range of thermotherapy device companies to complement these efforts in the clinic. I am very comfortable with Celsion’s senior management group, and confident Tony Deasey and Bill Hahne will provide the leadership to guide the various projects through the remainder of their development pathways. Also I am pleased that Prolieve continues to do well commercially largely through the sales and distribution efforts of Boston Scientific who have enthusiastically supported the product in the market place. I am looking forward to the opportunity to remain on Celsion’s Board of Directors and play an active role in the strategic guidance of the company’s oncology drug development projects.”

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of heat activated treatment systems for cancer.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.